CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Step Down Trigger Autocallable Notes due 2024	$5,000,000	$545.50

Pricing Supplement No. 1,840 Registration Statement Nos. 333-250103; 333-250103-01 Dated June 18, 2021 Filed Pursuant to Rule 424(b)(2)

Morgan Stanley Finance LLC $5,000,000 Step Down Trigger Autocallable Notes

Linked to the Least Performing Underlying among the S&P 500® Index, the NASDAQ-100 Index® and the Russell 2000® Index due June 21, 2024

Fully and Unconditionally Guaranteed by Morgan Stanley

Principal at Risk Securities

Investment Description

These Trigger Autocallable Notes (the “Securities”) are unsecured and unsubordinated debt obligations of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. The Securities provide a return based on the least performing underlying among the S&P 500® Index (the “SPX Index”), the NASDAQ-100 Index® (the “NDX Index”) and the Russell 2000® Index (the “RTY Index,” and together with the SPX Index and the NDX Index, the “Underlyings”). If the Index Closing Value of each of the SPX Index, the NDX Index and the RTY Index (each, an “Underlying”) on any quarterly Observation Date beginning June 24, 2022 (the “Observation Date Closing Value”) is equal to or greater than (i) its respective Initial Underlying Value on any of the first eight quarterly Observation Dates (beginning after one year) or (ii) its respective Downside Threshold on the Final Observation Date, MSFL will automatically call the Securities and pay the principal amount of the Securities plus a Call Return that will vary depending on the Observation Date and will reflect a fixed Call Return Rate on a per-annum basis. However, if the Securities are not called, and therefore the Final Underlying Value of at least one of the SPX Index, the NDX Index or the RTY Index is less than its respective Downside Threshold, MSFL will pay you significantly less than the full principal amount, if anything, at maturity, resulting in a loss on your principal amount that is proportionate to the full decline in the value of the Underlying with the largest percentage decrease from its Initial Underlying Value to its Final Underlying Value (the “Least Performing Underlying”), even if the other Underlyings appreciate or do not decline as much. Investors will not participate in any appreciation of the Underlyings. The Securities may be appropriate for investors who are willing to risk their entire principal at maturity and are willing to forego current income in exchange for the possibility of receiving the Call Return prior to or at maturity, if the Index Closing Value of each of the Underlyings is at or above its respective Initial Underlying Value as of one of the first eight quarterly Observation Dates (beginning after one year), or, if the Securities have not been called prior to maturity, if the Final Underlying Value of each of the Underlyings is greater than or equal to its respective Downside Threshold. Because all payments on the Securities are based on the least performing underlying among the SPX Index, the NDX Index and the RTY Index, the fact that the Securities are linked to three Underlyings does not provide any asset diversification benefits and instead means that a decline in the value beyond the relevant Downside Threshold of any of the SPX Index, the NDX Index or the RTY Index will result in a loss of a significant portion or all of your investment, even if the other Underlyings appreciate or do not decline as much. Investing in the Securities involves significant risks. The Issuer will not automatically call the Securities following any of the first eight quarterly Observation Dates (beginning after one year) if the Observation Date Closing Value of any of the Underlyings is below its respective Initial Underlying Value. You will lose a significant portion or all of your principal amount at maturity if the Securities are not called prior to or at maturity and therefore the Final Underlying Value of at least one of the Underlyings is below its Downside Threshold. Generally, the higher the Call Return Rate for the Securities, the greater the risk of loss on those Securities. The Downside Thresholds are observed only on the Final Observation Date and the contingent downside market exposure applies at maturity; if you sell the Securities prior to maturity, you may receive substantially less than the principal amount even if the value of each of the Underlyings is greater than its respective Downside Threshold at the time of sale.

All payments are subject to our credit risk. If we default on our obligations, you could lose a significant portion or all of your investment. These Securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

Features

❑  Automatically Callable: MSFL will automatically call the Securities and pay you the principal amount plus a Call Return if (i) the Observation Date Closing Value of each of the SPX Index, the NDX Index and the RTY Index on any of the first eight quarterly Observation Dates beginning June 24, 2022 is equal to or greater than its respective Initial Underlying Value, or (ii) the Observation Date Closing Value of each of the Underlyings on the Final Observation Date is equal to or greater than its respective Downside Threshold. If the Securities are called on any quarterly Observation Date, no further payments will be made on the Securities. The Call Return will vary depending on the Observation Date and will reflect a fixed Call Return Rate on a per-annum basis. If the Securities are not called, investors will have the downside equity market risk of the Least Performing Underlying at maturity.

❑   Contingent Downside Market Exposure at Maturity: If the Securities are not automatically called, the Final Underlying Value of at least one of the SPX Index, NDX Index or the RTY Index will therefore necessarily be less than its respective Downside Threshold and MSFL will repay less than the principal amount, if anything, at maturity, resulting in a significant loss on your principal amount that is proportionate to the full decline in the value of the Least Performing Underlying from the Trade Date to the Final Observation Date. The Downside Thresholds are observed only on the Final Observation Date and the contingent downside market exposure applies at maturity. If you are able to sell the Securities prior to maturity, you may receive substantially less than the principal amount even if the value of each of the Underlyings is greater than its respective Downside Threshold at the time of sale. Any payment on the Securities is subject to our creditworthiness.

Key Dates
Trade Date	June 18, 2021
Settlement Date	June 23, 2021 (3 business days after the Trade Date)
Observation Dates	Quarterly, beginning June 24, 2022.
See “Observation Dates, Call Settlement Dates, Call Returns and Call Prices” on page 5 for details.
Final Observation Date*	June 18, 2024
Maturity Date*	June 21, 2024

*   Subject to postponement in the event of a Market Disruption Event or for non-Index Business Days. See “Postponement of Determination Dates” in the accompanying product supplement.

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE SECURITIES DO NOT GUARANTEE THE REPAYMENT OF THE FULL PRINCIPAL AMOUNT AT MATURITY, AND THE SECURITIES WILL HAVE DOWNSIDE MARKET RISK SIMILAR TO THE LEAST PERFORMING OF THE THREE UNDERLYINGS, SUBJECT TO THE RESPECTIVE DOWNSIDE THRESHOLDS AT MATURITY. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING OUR DEBT OBLIGATIONS. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES. THE SECURITIES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 7 OF THIS PRICING SUPPLEMENT IN CONNECTION WITH YOUR PURCHASE OF THE SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE A SIGNIFICANT PORTION OR ALL OF YOUR PRINCIPAL AMOUNT.

Security Offering

This pricing supplement relates to Securities linked to the least performing underlying among the S&P 500® Index, the NASDAQ-100 Index® and the Russell 2000® Index. The Securities are offered at a minimum investment of $1,000 in denominations of $10 and integral multiples thereof.

Underlying	Initial Underlying Value	Downside Threshold	Call Return Rate*	CUSIP	ISIN
S&P 500® Index	4,166.45	3,124.84, which is approximately 75% of the Initial Underlying Value	8.00% per annum	61772Y277	US61772Y2770
NASDAQ-100 Index®	14,049.58	10,537.19, which is approximately 75% of the Initial Underlying Value
Russell 2000® Index	2,237.745	1,678.309, which is approximately 75% of the Initial Underlying Value

* If the Securities are called, the Call Price will be a fixed amount based on the Call Return with respect to each Observation Date. See “Observation Dates, Call Settlement Dates, Call Returns and Call Prices” on page 5.

See “Additional Information about Morgan Stanley, MSFL and the Securities” on page 2. The Securities will have the terms set forth in the accompanying prospectus, product supplement and index supplement and this pricing supplement.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Securities or passed upon the adequacy or accuracy of this pricing supplement or the accompanying product supplement, index supplement or prospectus. Any representation to the contrary is a criminal offense. The Securities are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

Estimated value on the Trade Date	$9.592 per Security. See “Additional Information about Morgan Stanley and the Securities” on page 2.
	Price to Public	Underwriting Discount(1)	Proceeds to Us(2)
Per Security	$10.00	$0.15	$9.85
Total	$5,000,000	$75,000	$4,925,000

(1) UBS Financial Services Inc., acting as dealer, will receive from Morgan Stanley & Co. LLC, the agent, a fixed sales commission of $0.15 for each Security it sells. For more information, please see “Supplemental Plan of Distribution; Conflicts of Interest” on page 26 of this pricing supplement.

(2) See “Use of Proceeds and Hedging” on page 26.

The agent for this offering, Morgan Stanley & Co. LLC (“MS & Co.”), is our affiliate and a wholly owned subsidiary of Morgan Stanley. See “Supplemental Plan of Distribution; Conflicts of Interest” on page 26 of this pricing supplement.

Morgan Stanley	UBS Financial Services Inc.

Additional Information about Morgan Stanley, MSFL and the Securities

Morgan Stanley and MSFL have filed a registration statement (including a prospectus, as supplemented by a product supplement and an index supplement) with the SEC for the offering to which this communication relates. In connection with your investment, you should read the prospectus in that registration statement, the product supplement, the index supplement and any other documents relating to this offering that Morgan Stanley and MSFL have filed with the SEC for more complete information about Morgan Stanley, MSFL and this offering. You may get these documents for free by visiting EDGAR on the SEC website at.www.sec.gov. Alternatively, Morgan Stanley, MSFL, any underwriter or any dealer participating in this offering will arrange to send you the prospectus, the product supplement and index supplement if you so request by calling toll-free 1-(800)-584-6837.

You may access the accompanying product supplement, index supplement and prospectus on the SEC website at.www.sec.gov as follows:

t	Product supplement for auto-callable securities dated November 16, 2020: https://www.sec.gov/Archives/edgar/data/895421/000095010320022201/dp140493_424b2-epsacallsec.htm

t	Index supplement dated November 16, 2020: https://www.sec.gov/Archives/edgar/data/895421/000095010320022214/dp140278_424b2-isn2020.htm

t	Prospectus dated November 16, 2020: https://www.sec.gov/Archives/edgar/data/895421/000095010320022190/dp140485_424b2-base.htm

References to “MSFL” refer to only MSFL, references to “Morgan Stanley” refer to only Morgan Stanley and references to “we,” “our” and “us” refer to MSFL and Morgan Stanley collectively. In this document, the “Securities” refers to the Step Down Trigger Autocallable Notes that are offered hereby. Also, references to the accompanying “prospectus”, “product supplement” and “index supplement” mean the prospectus filed by MSFL and Morgan Stanley dated November 16, 2020, the product supplement for auto-callable securities filed by MSFL and Morgan Stanley dated November 16, 2020 and the index supplement filed by MSFL and Morgan Stanley dated November 16, 2020, respectively.

You should rely only on the information incorporated by reference or provided in this pricing supplement or the accompanying product supplement, index supplement and prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these Securities in any state where the offer is not permitted. You should not assume that the information in this pricing supplement or the accompanying product supplement, index supplement and prospectus is accurate as of any date other than the date on the front of this document.

The Issue Price of each Security is $10. This price includes costs associated with issuing, selling, structuring and hedging the Securities, which are borne by you, and, consequently, the estimated value of the Securities on the Trade Date is less than $10. We estimate that the value of each Security on the Trade Date is $9.592.

What goes into the estimated value on the Trade Date?

In valuing the Securities on the Trade Date, we take into account that the Securities comprise both a debt component and a performance-based component linked to the Underlyings. The estimated value of the Securities is determined using our own pricing and valuation models, market inputs and assumptions relating to the Underlyings, instruments based on the Underlyings, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the Securities?

In determining the economic terms of the Securities, including the Call Return Rate and the Downside Thresholds, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the Securities would be more favorable to you.

What is the relationship between the estimated value on the Trade Date and the secondary market price of the Securities?

The price at which MS & Co. purchases the Securities in the secondary market, absent changes in market conditions, including those related to the Underlyings, may vary from, and be lower than, the estimated value on the Trade Date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the Securities are not fully deducted upon issuance, for a period of up to 5 months following the Settlement Date, to the extent that MS & Co. may buy or sell the Securities in the secondary market, absent changes in market conditions, including those related to the Underlyings, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. currently intends, but is not obligated, to make a market in the Securities, and, if it once chooses to make a market, may cease doing so at any time.

Investor Suitability
The Securities may be suitable for you if:	The Securities may not be suitable for you if:

t  You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

t  You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that will have the same downside market risk, subject to the respective Downside Thresholds at maturity, as the Least Performing Underlying.

t  You understand and accept the risks associated with the Underlyings.

t  You believe each of the SPX Index, the NDX Index and the RTY Index will close at or above its respective Initial Underlying Value on one of the first eight Observation Dates (beginning after one year) or will close at or above its respective Downside Threshold on the Final Observation Date.

t  You are willing to invest in the Securities based on the Downside Threshold for each Underlying specified on the cover hereof.

t  You are willing to invest in the Securities based on the Call Return Rate specified on the cover hereof.

t  You understand that the linkage to three Underlyings does not provide any portfolio diversification benefits and instead means that a decline in the value beyond the relevant Downside Threshold of any of the SPX Index, the NDX Index or the RTY Index will result in a significant loss on your investment, even if the other Underlyings appreciate or do not decline as much.

t  You understand and accept that you will not participate in any appreciation in the values of the Underlyings and that your potential return is limited to the applicable Call Return, if any.

t  You can tolerate fluctuations in the value of the Securities prior to maturity that may be similar to or exceed the downside value fluctuations of the Least Performing Underlying.

t  You do not seek current income from this investment and are willing to forgo dividends paid on the stocks comprising the Underlyings.

t  You are willing to invest in Securities that may be called early or you are otherwise willing to hold the Securities to maturity, as set forth on the cover of this pricing supplement.

t  You accept that there may be little or no secondary market for the Securities and that any secondary market will depend in large part on the price, if any, at which MS & Co. is willing to trade the Securities.

t  You are willing to assume our credit risk, and understand that if we default on our obligations you may not receive any amounts due to you and could lose your entire investment.

t  You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

t  You cannot tolerate a loss of all or a substantial portion of your investment, or are unwilling to make an investment that will have the same downside market risk, subject to the respective Downside Thresholds at maturity, as the Least Performing Underlying.

t  You require an investment designed to provide a full return of principal at maturity.

t  You do not understand and accept the risks associated with the Underlyings.

t  You believe that the value of one of the SPX Index, the NDX Index or the RTY Index will decline during the term of the Securities and is likely to close below its Downside Threshold on the Final Observation Date, exposing you to the full decline in the value of the Least Performing Underlying.

t  You are unwilling to invest in the Securities based on the Downside Threshold for each Underlying specified on the cover hereof.

t  You are unwilling to invest in the Securities based on the Call Return Rate specified on the cover hereof.

t  You are not comfortable with an investment linked to three Underlyings such that a decline in the value beyond the relevant Downside Threshold of any of the SPX Index, the NDX Index or the RTY Index will result in a loss of a significant portion or all of your investment, even if the other Underlyings appreciate or do not decline as much .

t  You seek an investment that participates in the appreciation in the values of the Underlyings or that has unlimited return potential.

t  You cannot tolerate fluctuations in the value of the Securities prior to maturity that may be similar to or exceed the downside value fluctuations of the Least Performing Underlying.

t  You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.

t  You seek current income from this investment or prefer to receive the dividends paid on the stocks comprising the Underlyings.

t  You are unable or unwilling to invest in Securities that may be called early, or you are otherwise unable or unwilling to hold the Securities to maturity, as set forth on the cover of this pricing supplement, or you seek an investment for which there will be an active secondary market.

t  You are not willing to assume our credit risk for all payments under the Securities, including any repayment of principal.

The investor suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the sections entitled “Key Risks” beginning on page 7 of this pricing supplement and “Risk Factors” beginning on page 7 of the accompanying prospectus and page S-38 of the accompanying product supplement for risks related to an investment in the Securities. For additional information about the Underlyings, see the information set forth under “The S&P 500® Index” on page 18, “The NASDAQ-100 Index®” on page 20 and “The Russell 2000® Index” on page 22.

Final Terms
Issuer	Morgan Stanley Finance LLC
Guarantor	Morgan Stanley
Issue Price	$10.00 per Security. The Securities are offered at a minimum investment of 100 Securities.
Underlyings	The S&P 500® Index (the “SPX Index”), the NASDAQ-100 Index® (the “NDX Index”) and the Russell 2000® Index (the “RTY Index”)
Principal Amount	$10.00 per Security
Term	Approximately 3 years, unless earlier called
Automatic Call Feature

The Securities will be called automatically if the Observation Date Closing Values of each of the SPX Index, the NDX Index and the RTY Index is equal to or greater than (i) its respective Initial Underlying Value on any of the first eight Observation Dates (beginning after one year) or (ii) its respective Downside Threshold on the Final Observation Date.

If the Securities are called, MSFL will pay you on the related Call Settlement Date a Call Price per Security calculated as follows (see “Observation Dates, Call Settlement Dates, Call Returns and Call Prices” on page 5):

$10 + ($10 × Call Return)

After the Securities have been called, no further payments will be made on the Securities.

The Securities will not be called following any of the first eight quarterly Observation Dates (beginning after one year) if the Observation Date Closing Value of any of the Underlyings is below its respective Initial Underlying Value.

Call Return and Call Return Rate

The Call Return varies depending on the Observation Date and increases the longer the Securities are outstanding. The Call Return is based on a Call Return Rate of 8.00% per annum.

See “Observation Dates, Call Settlement Dates, Call Returns and Call Prices” on page 5.

Initial Underlying Value	With respect to the SPX Index, 4,166.45 With respect to the NDX Index, 14,049.58 With respect to the RTY Index, 2,237.745
Final Underlying Value	With respect to each Underlying, the Index Closing Value of such Underlying on the Final Observation Date
Downside Threshold

With respect to the SPX Index, 3,124.84, which is approximately 75% of the Initial Underlying Value of such Underlying

With respect to the NDX Index, 10,537.19, which is approximately 75% of the Initial Underlying Value of such Underlying

With respect to the RTY Index, 1,678.309, which is approximately 75% of the Initial Underlying Value of such Underlying

Trustee	The Bank of New York Mellon
Calculation Agent	MS & Co.

Trade Date	June 18, 2021
Settlement Date	June 23, 2021
Observation Dates	Beginning after one year, quarterly, beginning June 24, 2022. See “Observation Dates, Call Settlement Dates, Call Returns and Call Prices” on page 5 for details.
Final Observation Date	June 18, 2024*
Maturity Date	June 21, 2024*
Call Settlement Dates	See “Observation Dates, Call Settlement Dates, Call Returns and Call Prices” on page 5. The Call Settlement Date with respect to the Final Observation Date will be the Maturity Date.
Payment at Maturity (per Security)

If the Securities are not automatically called prior to or on the Maturity Date, the Final Underlying Value of at least one of the Underlyings will therefore necessarily be less than its respective Downside Threshold and MSFL will pay you an amount calculated as follows:

$10 × (1 + Underlying Return of the Least Performing Underlying)

In this case, you will lose a significant portion and could lose all of the Principal Amount in an amount proportionate to the full decline of the Least Performing Underlying from the Trade Date to the Final Observation Date, even if the other Underlyings appreciate or do not decline as much.

Observation Date Closing Value	With respect to each of the Underlyings, the Index Closing Value of such Underlying on any Observation Date
Least Performing Underlying	The Underlying with the largest percentage decrease from the respective Initial Underlying Value to the respective Final Underlying Value.
Underlying Return	With respect to each Underlying, Final Underlying Value – Initial Underlying Value Initial Underlying Value
* Subject to postponement in the event of a Market Disruption Event or for non-Index Business Days. See “Postponement of Determination Dates” in the accompanying product supplement.

Observation Dates, Call Settlement Dates, Call Returns and Call Prices
Observation Date*	Call Settlement Date / Maturity Date**	Call Return (Based on a Call Return Rate of 8.00% per annum)***	Call Price (per $10 of Securities)
June 24, 2022	June 28, 2022	8.00%	$10.80
September 19, 2022	September 21, 2022	10.00%	$11.00
December 19, 2022	December 21, 2022	12.00%	$11.20
March 20, 2023	March 22, 2023	14.00%	$11.40
June 19, 2023	June 21, 2023	16.00%	$11.60
September 18, 2023	September 20, 2023	18.00%	$11.80
December 18, 2023	December 20, 2023	20.00%	$12.00
March 18, 2024	March 20, 2024	22.00%	$12.20
June 18, 2024 (Final Observation Date)	June 21, 2024 (Maturity Date)	24.00%	$12.40

* Subject to postponement in the event of a market disruption event or for non-index business days. See “Postponement of Determination Dates” in the accompanying product supplement.

** If, due to a market disruption event or otherwise, any Observation Date (including the Final Observation Date) is postponed so that it falls less than two business days prior to the scheduled Call Settlement Date, the Call Settlement Date or Maturity Date, as applicable, will be postponed to the second business day following that Observation Date as postponed.

*** If the Securities are called following any Observation Date, the Call Price will be a fixed amount based on the Call Return with respect to each Observation Date, as specified above, regardless of the actual number of days during such period.

Investment Timeline

Trade Date	The Initial Underlying Value and Downside Threshold of each of the SPX Index, the NDX Index and the RTY Index were determined. The Call Return Rate was set.

Beginning after one year, quarterly, beginning June 24, 2022 (if not previously called)

The Securities will be called automatically if the Observation Date Closing Value of each of the SPX Index, the NDX Index and the RTY Index is equal to or greater than (i) its respective Initial Underlying Values on any of the first eight Observation Dates (beginning after one year) or (ii) its respective Downside Thresholds on the Final Observation Date.

If the Securities are called, MSFL will pay you a Call Price per Security calculated as follows:

$10 + ($10 × Call Return)

After the Securities are called, no further payments will be made on the Securities.

Maturity Date (if not called)

The Final Underlying Values are determined as of the Final Observation Date.

If the Securities are not automatically called prior to or on the Maturity Date, the Final Underlying Value of at least one of the SPX Index, the NDX Index or the RTY Index will therefore necessarily be less than its respective Downside Threshold and MSFL will pay you an amount calculated as follows:

$10 × (1 + Underlying Return of the Least Performing Underlying) per Security

This amount will be significantly less than the $10 Principal Amount by an amount proportionate to the full negative Underlying Return of the Least Performing Underlying, and you could lose your entire investment.

Investing in the Securities involves significant risks. You may lose YOUR ENTIRE principal amount. Any payment on the Securities is subject to OUR creditworthiness. If we were to default on our payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

The Issuer will not automatically call the Securities FOLLOWING any of the first EIGHT observation dates (BEGINNING AFTER one year) if the Observation Date Closing Value of any of the Underlyings is below its respective Initial Underlying Value. You will lose a significant portion or all of your principal amount at maturity if the Securities are not called prior to or at maturity and therefore the Final Underlying Value of at least one of the Underlyings is below its RESPECTIVE Downside Threshold.

Key Risks

An investment in the Securities involves significant risks. The material risks that apply to the Securities are summarized here, but we urge you to also read the “Risk Factors” section of the accompanying prospectus and product supplement. You should also consult your investment, legal, tax, accounting and other advisers in connection with your investment in the Securities.

Risks Relating to an Investment in the Securities

t	The Securities do not pay interest or guarantee the return of any principal. The terms of the Securities differ from those of ordinary debt securities in that the Securities do not pay interest or guarantee the return of any of the Principal Amount at maturity. Instead, if the Securities have not been called prior to or at maturity and therefore the Final Underlying Value of at least one of the SPX Index, the NDX Index or the RTY Index is less than its respective Downside Threshold, you will be exposed to the decline in the value of the Least Performing Underlying from its Initial Underlying Value to its Final Underlying Value, on a 1-to-1 basis, resulting in a significant loss of your initial investment, even if the other Underlyings have appreciated or have not declined as much. This means that while a decrease of up to 25% between the Initial Underlying Value and the Final Underlying Value of the Least Performing Underlying will not result in a loss of principal on the Securities, a decrease in excess of 25% will result in a loss of a significant portion of the principal amount of the Securities despite only a small incremental change in the value of the Least Performing Underlying. You could lose your entire Principal Amount.

t	The appreciation potential of the Securities is limited by the fixed Call Returns specified for each Observation Date. The appreciation potential of the Securities is limited to the fixed Call Returns specified for each Observation Date if each Underlying closes at or above (i) its respective Initial Underlying Value on any of the first eight Observation Dates (beginning after one year) or (ii) its respective Downside Threshold on the Final Observation Date, and you will not participate in any appreciation of the Underlyings, which could be significant. Additionally, if the Securities are not automatically called, the Final Underlying Value of at least one of the Underlyings will therefore necessarily be less than its respective Downside Threshold and you will be fully exposed to the decline in the level of the Least Performing Underlying from the Trade Date to the Final Observation Date, and you will lose a significant portion or all of your investment.

t	You may incur a loss on your investment if you are able to sell your Securities prior to maturity. The Downside Thresholds are considered only at maturity. If you are able to sell your Securities in the secondary market prior to maturity, you may have to sell them at a loss relative to your initial investment even if the Index Closing Value of each of the Underlyings is above its respective Downside Threshold at that time. If you hold the Securities to maturity and the Securities have not been called, MSFL will either repay you the full principal amount per Security plus the applicable Call Return, if the Final Underlying Value of each of the SPX Index, the NDX Index and the RTY Index is equal to or greater than its respective Downside Threshold, or if any of the Underlyings close below their respective Downside Thresholds on the Final Observation Date, MSFL will repay significantly less than the Principal Amount, if anything, at maturity, resulting in a loss on your Principal Amount that is proportionate to the decline in the value of the Least Performing Underlying from the Trade Date to the Final Observation Date.

t	Early redemption risk. The term of your investment in the Securities may be limited to as short as one year by the automatic call feature of the Securities. If the Securities are called prior to maturity, you will not receive any further payments on the Securities, and you may be forced to invest in a lower interest rate environment and may not be able to reinvest at comparable terms or for similar returns. However, under no circumstances will the Securities be redeemed in the first year of the term of the Securities. Generally, the longer the Securities have been outstanding, the less likely it is that they will be automatically called, because the level of at least one of the Underlyings will necessarily have declined from its respective Initial Underlying Value if the Securities were not called following an Observation Date, and there will be less time remaining until maturity in which the level(s) of such Underlying(s) can recover.

t	No interest payments. You will not receive any interest payments during the term of the Securities.

t	The Securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or our credit spreads may adversely affect the market value of the Securities. You are dependent on our ability to pay all amounts due on the Securities, if any, and any payments upon an automatic call or at maturity, and therefore you are subject to our credit risk. If we default on our obligations under the Securities, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the Securities prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the Securities.

t	As a finance subsidiary, MSFL has no independent operations and will have no independent assets. As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

t	The market price of the Securities will be influenced by many unpredictable factors. Several factors, many of which are beyond our control, will influence the value of the Securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the Securities in the secondary market. Although we expect that generally the Index Closing Values of the Underlyings on any day will affect the value of the Securities more than any other single factor, other factors that may influence the value of the Securities include:

o	the value and volatility (frequency and magnitude of changes in value) of the Underlyings,

o	dividend rates on the stocks comprising the Underlyings,

o	interest and yield rates in the market,

o	time remaining until the Securities mature,

o	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the Underlyings or equities markets generally and which may affect the Observation Date Closing Values or Final Underlying Values,

o	the occurrence of certain events affecting any of the Underlyings that may or may not require an adjustment to its composition, and

o	any actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the terms of the Securities at the time of issuance and the price that you will receive if you sell your Securities prior to maturity, as the Securities are comprised of both a debt component and a performance-based component linked to the Underlyings, and these are the types of factors that also generally affect the values of debt securities and derivatives linked to the Underlyings. Generally, the longer the time remaining to maturity, the more the market price of the Securities will be affected by the other factors described above. The value of each of the Underlyings may be, and each has recently been, extremely volatile, and we can give you no assurance that the volatility will lessen. See “Historical Information” below. You may receive less, and possibly significantly less, than the Principal Amount per Security if you try to sell your Securities prior to maturity.

t	Investing in the Securities is not equivalent to investing in the Underlyings. Investing in the Securities is not equivalent to investing in any Underlying or the component stocks of any Underlying. Investors in the Securities will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to stocks that constitute the Underlyings. Further, you will not participate in any potential appreciation of any Underlying even though you may be exposed to its full decline at maturity. Additionally, the Underlyings are not “total return” indices, which, in addition to reflecting the market prices of the stocks that constitute the Underlyings, would also reflect dividends paid on such stocks. The return on the Securities will not reflect such a total return feature.

t	The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the Securities in the Issue Price reduce the economic terms of the Securities, cause the estimated value of the Securities to be less than the Issue Price and will adversely affect secondary market prices – Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the Securities in secondary market transactions will likely be significantly lower than the Issue Price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the Issue Price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the Securities in the Issue Price and the lower rate we are willing to pay as issuer make the economic terms of the Securities less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the Securities are not fully deducted upon issuance, for a period of up to 5 months following the Settlement Date, to the extent that MS & Co. may buy or sell the Securities in the secondary market, absent changes in market conditions, including those related to the Underlyings, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

t	The estimated value of the Securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the Securities than those generated by others, including other dealers in the market, if they attempted to value the Securities. In addition, the estimated value on the Trade Date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your Securities in the secondary market (if any exists) at any time. The value of your Securities at any time after the date of this pricing supplement will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price of the Securities will be influenced by many unpredictable factors” above.

t	The Securities will not be listed on any securities exchange and secondary trading may be limited. The Securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the Securities. MS & Co. currently intends, but is not obligated, to make a market in the Securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the Securities, it is likely that there would be no secondary market for the Securities. Accordingly, you should be willing to hold your Securities to maturity.

t	Hedging and trading activity by our affiliates could potentially affect the value of the Securities. One or more of our affiliates and/or third-party dealers will carry out hedging activities related to the Securities (and to other instruments linked to the Underlyings), including trading in the stocks that constitute the Underlyings as well as in other instruments related to the Underlyings. As a result, these entities may be unwinding or adjusting hedge positions during the term of the Securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the Final Observation Date approaches. Some of our subsidiaries also trade the stocks that constitute the Underlyings and other financial instruments related to the Underlyings on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the Trade Date could increase the Initial Underlying Value of an Underlying, and, as a result, could increase the level at or above which such Underlying must close on any of the first eight

Observation Dates (beginning after one year) for the Securities to be called, or the Downside Threshold of such Underlying, which if the Securities are not called prior to maturity, is the level at or above which such Underlying must close on the Final Observation Date in order for you to avoid being exposed to the negative performance of the Least Performing Underlying at maturity (in each case, depending also on the performance of the other Underlyings). Additionally, such hedging or trading activities during the term of the Securities could potentially affect the values of the Underlyings on the Observation Dates and, accordingly, whether the Securities are automatically called prior to or at maturity and, if the Securities are not called prior to or at maturity, the payout to you at maturity, if any (in each case, depending also on the performance of the other Underlyings).

t	The Calculation Agent, which is our affiliate, will make determinations with respect to the Securities. As Calculation Agent, MS & Co. will determine the Initial Underlying Values, the Downside Thresholds, the Observation Date Closing Values and the Final Underlying Value of each Underlying, whether a Market Disruption Event has occurred and the payment that you will receive upon a call or at maturity, if any. Moreover, certain determinations made by MS & Co., in its capacity as Calculation Agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or nonoccurrence of Market Disruption Events. These potentially subjective determinations may affect the payout to you upon a call or at maturity, if any. For further information regarding these types of determinations, see “Description of Auto-Callable Securities—Postponement of Determination Dates,” “—Discontinuance of Any Underlying; Alteration of Method of Calculation” and “—Calculation Agent and Calculations” in the accompanying product supplement. In addition, MS & Co. has determined the estimated value of the Securities on the Trade Date.

t	The U.S. federal income tax consequences of an investment in the Securities are uncertain. Please note that the discussions in this pricing supplement concerning the U.S. federal income tax consequences of an investment in the Securities supersede the discussions contained in the accompanying product supplement for auto-callable securities.

Subject to the discussion under “What Are the Tax Consequences of the Securities” in this pricing supplement, although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the Securities due to the lack of governing authority, in the opinion of our counsel, Davis Polk & Wardwell LLP (“our counsel”), under current law, and based on current market conditions, each Security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the Securities, the timing and character of income on the Securities might differ significantly from the tax treatment described herein. For example, under one possible treatment, the IRS could seek to recharacterize the Securities as debt instruments. In that event, U.S. Holders (as defined below) would be required to accrue into income original issue discount on the Securities every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the Securities as ordinary income. The risk that financial instruments providing for buffers, triggers or similar downside protection features, such as the Securities, would be recharacterized as debt is greater than the risk of recharacterization for comparable financial instruments that do not have such features. We do not plan to request a ruling from the IRS regarding the tax treatment of the Securities, and the IRS or a court may not agree with the tax treatment described in this pricing supplement.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by Non-U.S. Holders (as defined below) should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect.

Both U.S. and Non-U.S. Holders should read carefully the discussion under “What Are the Tax Consequences of the Securities” in this pricing supplement and consult their tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the Securities as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Risks Relating to the Underlyings

t	You are exposed to the market risk of all three Underlyings. Your return on the Securities is not linked to a basket consisting of the Underlyings. Rather, it will be contingent upon the independent performance of each of the SPX Index, NDX Index and the RTY Index. Unlike an instrument with a return linked to a basket of underlying assets, in which risk is mitigated and diversified among all of the components of the basket, you will be exposed to the risks related to each of the SPX Index, the NDX Index and the RTY Index. Poor performance by any of the Underlyings over the term of the Securities may negatively affect your return and will not be offset or mitigated by positive performance by the other Underlyings. For the Securities to be automatically called or to receive contingent repayment of principal at maturity from MSFL, each of the Underlyings must close at or above its respective Initial Underlying Value or Downside Threshold, respectively, on the applicable Observation Date or Final Observation Date, as applicable. In addition, if the Securities are not called prior to or at maturity, you will incur a loss proportionate to the negative return of the Least Performing Underlying even if the other Underlyings appreciate or do not decline as much during the term of the Securities. Accordingly, your investment is subject to the market risk of all three Underlyings. Additionally, movements in the values of the Underlyings may be correlated or uncorrelated at different times during the term of the Securities, and such correlation (or lack thereof) could have an adverse effect on your return on the Securities. For example, the likelihood that one of the Underlyings will close below its Downside Threshold on the Final Observation Date will increase when the movements in the values of the Underlyings are uncorrelated. This results in a greater potential for a significant loss of principal at maturity if the Securities are not previously called. If the performance of the Underlyings is not correlated or is negatively correlated, the risk of incurring a significant loss of principal at maturity is greater. In addition, correlation generally decreases for each additional Underlying to which the Securities are linked, resulting in a greater potential for a significant loss of principal at maturity.

t	Because the Securities are linked to the performance of the least performing among the SPX Index, the NDX Index and the RTY Index, you are exposed to greater risk of sustaining a significant loss on your investment than if the Securities were linked to just the SPX Index, just the NDX Index or just the RTY Index. The risk that you will lose a significant portion or all of your initial investment in the Securities is greater if you invest in the Securities as opposed to substantially similar securities that are linked to the performance of just the SPX Index, just the NDX Index or just the RTY Index. With three Underlyings, it is more likely that one or more Underlyings will close below their respective Downside Thresholds on the Final Observation Date than if the Securities were linked to only one of the Underlyings, and therefore it is more likely that you will receive an amount in cash significantly less than the principal amount on the Maturity Date.

t	A higher Call Return Rate and/or lower Downside Thresholds may reflect greater expected volatility of the Underlyings, and greater expected volatility generally indicates an increased risk of declines in the levels of the Underlyings and, potentially, a significant loss at maturity. The economic terms for the Securities, including the Call Return Rate and the Downside Thresholds, are based, in part, on the expected volatility of the Underlyings at the time the terms of the Securities are set. “Volatility” refers to the frequency and magnitude of changes in the levels of the Underlyings. Higher expected volatility with respect to the Underlyings as of the Trade Date generally indicates a greater expectation as of that date that the Final Underlying Value of any Underlying could ultimately be less than its Downside Threshold on the Final Observation Date, which would result in a loss of a significant portion or all of the Principal Amount. At the time the terms of the Securities are set, higher expected volatility will generally be reflected in a higher Call Return Rate and/or lower Downside Thresholds, as compared to otherwise comparable securities. Therefore, a relatively higher Call Return Rate, which would increase the upside return if the Securities are automatically called, may indicate an increased risk that the levels of the Underlyings will decrease substantially, which would result in a significant loss at maturity. In addition, and as described above in "The Securities do not pay interest or guarantee the return of any principal," in general, the higher potential return on the Securities as compared to the return payable on our ordinary debt securities with a comparable maturity indicates the risk that you may not receive a positive return on the Securities and may lose a significant portion or all of your investment. Further, relatively lower Downside Thresholds may not indicate that the Securities have a greater likelihood of a return of principal at maturity. You should be willing to accept the downside market risk of the Underlyings and the potential to lose a significant portion or all of your Principal Amount at maturity.

t	Non-U.S. securities risks with respect to the NASDAQ-100 Index®. Some of the equity securities included in the NASDAQ-100 Index® have been issued by non-U.S. companies. Investments in securities linked to the value of non-U.S. equity securities involve risks associated with the home countries of the issuers of those non-U.S. equity securities. The prices of non-U.S. equity securities may be adversely affected by political, economic, financial and social factors in the home countries of the issuers of the non-U.S. companies, including changes in those countries’ governments, economic and fiscal policies, currency exchange laws or other laws or restrictions.

t	The Securities are linked to the Russell 2000® Index and are subject to risks associated with small-capitalization companies. The Russell 2000® Index consists of stocks issued by companies with relatively small market capitalization. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies and, therefore, the Russell 2000® Index may be more volatile than indices that consist of stocks issued by large-capitalization companies. Stock prices of small-capitalization companies are also more vulnerable than those of large-capitalization companies to adverse business and economic developments, and the stocks of small-capitalization companies may be thinly traded. In addition, small capitalization companies are typically less well-established and less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Such companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products.

t	Governmental regulatory actions could result in material changes to the composition of the Underlyings and could negatively affect your return on the Securities. Governmental regulatory actions, including but not limited to sanctions-related actions by the U.S. or foreign governments, could make it necessary or advisable for there to be material changes to the composition of the Underlyings, depending on the nature of such governmental regulatory actions and the Underlying constituent stocks that are affected. If any governmental regulatory action results in the removal of Underlying constituent stocks that have (or historically have had) significant weights within the applicable Underlying, such removal, or even any uncertainty relating to a possible removal, could have a material and negative effect on the level of the applicable Underlying and, therefore, your return on the Securities.

t	Adjustments to the S&P 500® Index, the NASDAQ-100 Index® or the Russell 2000® Index could adversely affect the value of the Securities. The Underlying Publisher of each of the S&P 500® Index, the NASDAQ-100 Index® and the Russell 2000® Index is responsible for calculating and maintaining such Underlying. The Underlying Publisher may add, delete or substitute the stocks constituting the relevant Underlying or make other methodological changes required by certain corporate events relating to the stocks constituting such Underlying, such as stock dividends, stock splits, spin-offs, rights offerings and extraordinary dividends, that could change the value of the Underlying. The Underlying Publisher may discontinue or suspend calculation or publication of the relevant Underlying at any time. In these circumstances, the Calculation Agent will have the sole discretion to substitute a Successor Underlying that is comparable to the discontinued Underlying, and is permitted to consider indices that are calculated and published by the Calculation Agent or any of its affiliates. Any of these actions could adversely affect the value of any of the Underlyings and, consequently, the value of the Securities.

Hypothetical Payments on the Securities at Maturity

The examples below illustrate the payment upon a call or at maturity for a $10 Security on a hypothetical offering of the Securities, with the following assumptions (the actual terms for the Securities are listed on the cover hereof; amounts may have been rounded for ease of reference):

t	Principal Amount: $10

t	Term: Approximately 3 years

t	Hypothetical Initial Underlying Values:

o	SPX Index: 3,200

o	NDX Index: 14,000

o	RTY Index: 1,600

t	Call Return Rate: 8.00% per annum

t	Call Returns:

Observation Date	Call Return
First Observation Date	8.00%
Second Observation Date	10.00%
Third Observation Date	12.00%
Fourth Observation Date	14.00%
Fifth Observation Date	16.00%
Sixth Observation Date	18.00%
Seventh Observation Date	20.00%
Eighth Observation Date	22.00%
Final Observation Date	24.00%

t	Observation Dates: Quarterly, beginning on June 24, 2022

t	Hypothetical Downside Thresholds:

o	SPX Index: 2,400, which is 75% of the Hypothetical Initial Underlying Value of the SPX Index

o	NDX Index: 10,500, which is 75% of the Hypothetical Initial Underlying Value of the NDX Index

o	RTY Index: 1,200, which is 75% of the Hypothetical Initial Underlying Value of the RTY Index

Early Call — Securities are Called following the Second Observation Date

Date	Index Closing Value			Payment (per Security)
	SPX Index	NDX Index	RTY Index
First Observation Date	3,000 (below Initial Underlying Value)	13,500 (below Initial Underlying Value)	1,300 (below Initial Underlying Value)	$0 (Not Called)
Second Observation Date	3,500 (at or above Initial Underlying Value)	15,000 (at or above Initial Underlying Value)	1,900 (at or above Initial Underlying Value)	$10 + ($10 × Call Return) = $10 + ($10 × 10.00%) = $11.00

Each of the SPX Index, the NDX Index and RTY Index closes below its respective Initial Underlying Value on the first Observation Date, and so the Securities are not called. Each of the SPX Index, the NDX Index and RTY Index closes above its respective Initial Underlying Value on the second Observation Date and therefore the Securities are called on the second Call Settlement Date. MSFL will pay you on the Call Settlement Date the principal amount of $10.00 plus a Call Return of 10.00% per Security, reflecting the Call Return Rate of 8.00% on a per-annum basis. No further amount will be owed to you under the Securities, and you do not participate in the appreciation of the Underlyings.

Payment at Maturity

Example 1 — Each of the SPX Index, the NDX Index and RTY Index closes ABOVE its respective Downside Threshold; Securities are Called on the Maturity Date

Date	Index Closing Value			Payment (per Security)
	SPX Index	NDX Index	RTY Index
First Observation Date	3,100 (below Initial Underlying Value)	13,000 (below Initial Underlying Value)	1,300 (below Initial Underlying Value)	$0 (Not Called)
Second Observation Date	3,850 (at or above Initial Underlying Value)	16,000 (at or above Initial Underlying Value)	900 (below Initial Underlying Value)	$0 (Not Called)
Third Observation Date	3,000 (below Initial Underlying Value)	15,250 (at or above Initial Underlying Value)	1,800 (above Initial Underlying Value)	$0 (Not Called)

Fourth to Eighth Observation Dates	2,800 (below Initial Underlying Value)	15,000 (at or above Initial Underlying Value)	900 (below Initial Underlying Value)	$0 (Not Called)

Final Observation Date	3,500 (at or above Downside Threshold)	16,500 (at or above Downside Threshold)	2,000 (at or above Downside Threshold)	$10 + ($10 × Call Return) = $10 + ($10 × 24.00%) = $12.40 (Payment at Maturity)

At least one of the SPX Index, the NDX Index and RTY Index closes below its respective Initial Underlying Value on each of the eight Observation Dates prior to the Final Observation Date, and therefore the Securities are not called prior to maturity. On the Final Observation Date, each of the SPX Index, the NDX Index and RTY Index closes above its respective Downside Threshold and therefore MSFL will call the Securities on the Maturity Date and pay you at maturity the principal amount plus the Call Return of 24.00% per Security, reflecting the Call Return Rate of 8.00% on a per-annum basis. You do not participate in any appreciation of the Underlyings.

Example 2 — Two Underlyings close ABOVE their respective Downside Thresholds, but the other Underlying closes BELOW its respective Downside Threshold.

Date	Index Closing Value			Payment (per Security)
	SPX Index	NDX Index	RTY Index
First Observation Date	3,000 (below Initial Underlying Value)	12,500 (below Initial Underlying Value)	1,400 (below Initial Underlying Value)	$0 (Not Called)
Second Observation Date	3,300 (at or above Initial Underlying Value)	14,150 (at or above Initial Underlying Value)	1,350 (below Initial Underlying Value)	$0 (Not Called)
Third Observation Date	2,900 (below Initial Underlying Value)	15,550 (at or above Initial Underlying Value)	1,700 (above Initial Underlying Value)	$0 (Not Called)
Fourth to Eighth Observation Dates	2,800 (below Initial Underlying Value)	15,000 (at or above Initial Underlying Value)	1,000 (below Initial Underlying Value)	$0 (Not Called)
Final Observation Date	3,400 (at or above Downside Threshold)	13,900 (at or above Downside Threshold)	640 (below Downside Threshold)	$10 + [$10 × Underlying Return of the Least Performing Underlying] = $10 + [$10 × -60%] = $10 - $6 = $4 (Payment at Maturity)

The Securities are not called prior to maturity. On the Final Observation Date, while the SPX Index and the NDX Index close above their respective Downside Thresholds, the RTY Index closes below its respective Downside Threshold. Therefore, at maturity, MSFL will pay you $4.00 per Security, reflecting a loss of principal proportionate to the full decline in the Least Performing Underlying.

Example 3 — Each of the SPX Index, the NDX Index and RTY Index closes BELOW its respective Downside Threshold.

Date	Index Closing Value			Payment (per Security)
	SPX Index	NDX Index	RTY Index
First Observation Date	2,950 (below Initial Underlying Value)	9,700 (below Initial Underlying Value)	1,200 (below Initial Underlying Value)	$0 (Not Called)
Second Observation Date	2,900 (below Initial Underlying Value)	11,500 (below Initial Underlying Value)	1,700 (at or above Initial Underlying Value)	$0 (Not Called)
Third Observation Date	2,850 (below Initial Underlying Value)	14,500 (at or above Initial Underlying Value)	1,800 (above Initial Underlying Value)	$0 (Not Called)
Fourth to Eighth Observation Dates	2,800 (below Initial Underlying Value)	15,250 (at or above Initial Underlying Value)	1,200 (below Initial Underlying Value)	$0 (Not Called)
Final Observation Date	2,000 (below Downside Threshold)	10,000 (below Downside Threshold)	480 (below Downside Threshold)	$10 + [$10 × Underlying Return of the Least Performing Underlying] = $10 + [$10 × -70%] = $10 - $7 = $3 (Payment at Maturity)

Since the Securities are not called prior to maturity and each of the SPX Index, the NDX Index and RTY Index closes below its respective Downside Threshold, at maturity MSFL will pay you $3.00 per Security, reflecting a loss of principal proportionate to the full decline in the Least Performing Underlying.

The Securities differ from ordinary debt securities in that, among other features, MSFL is not necessarily obligated to repay the full amount of your initial investment. If the Securities are not called on any Observation Date, you may lose a significant portion or all of your initial investment. Specifically, if the Securities are not called prior to or at maturity and therefore the Final Underlying Value of at least one Underlying is less than its respective Downside Threshold, you will lose 1% (or a fraction thereof) of your Principal Amount for each 1% (or a fraction thereof) that the Underlying Return of the Least Performing Underlying is less than zero. Any payment on the Securities, including any payment upon an automatic call or the Payment at Maturity, is dependent on our ability to satisfy our obligations when they come due. If we are unable to meet our obligations, you may not receive any amounts due to you under the Securities.

The Issuer will not automatically call the Securities following any of the first eight quarterly Observation Dates (beginning after one year) if the Observation Date Closing Value of any of the Underlyings is below its respective Initial Underlying Value. You will lose a significant portion or all of your principal amount at maturity if the Securities are not called prior to or at maturity and therefore the Final Underlying Value of at least one of the Underlyings is below its respective Downside Threshold.

What Are the Tax Consequences of the Securities?

Prospective investors should note that the discussion under the section called “United States Federal Taxation” in the accompanying product supplement for auto-callable securities does not apply to the Securities issued under this pricing supplement and is superseded by the following discussion.

The following summary is a general discussion of the principal U.S. federal income tax consequences and certain estate tax consequences of the ownership and disposition of the Securities. This discussion applies only to investors in the Securities who:

t	purchase the Securities in the original offering; and

t	hold the Securities as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

t	certain financial institutions;

t	insurance companies;

t	certain dealers and traders in securities or commodities;

t	investors holding the Securities as part of a “straddle,” wash sale, conversion transaction, integrated transaction or constructive sale transaction;

t	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

t	partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

t	regulated investment companies;

t	real estate investment trusts; or

t	tax-exempt entities, including “individual retirement accounts” or “Roth IRAs” as defined in Section 408 or 408A of the Code, respectively.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds the Securities, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partnership holding the Securities or a partner in such a partnership, you should consult your tax adviser as to the particular U.S. federal tax consequences of holding and disposing of the Securities to you.

As the law applicable to the U.S. federal income taxation of instruments such as the Securities is technical and complex, the discussion below necessarily represents only a general summary. Moreover, the effect of any applicable state, local or non-U.S. tax laws is not discussed, nor are any alternative minimum tax consequences or consequences resulting from the Medicare tax on investment income.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date of this pricing supplement, changes to any of which subsequent to the date hereof may affect the tax consequences described herein. Persons considering the purchase of the Securities should consult their tax advisers with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

General

Although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the Securities due to the lack of governing authority, in the opinion of our counsel, under current law, and based on current market conditions, each Security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

Due to the absence of statutory, judicial or administrative authorities that directly address the treatment of the Securities or instruments that are similar to the Securities for U.S. federal income tax purposes, no assurance can be given that the Internal Revenue Service (the “IRS”) or a court will agree with the tax treatment described herein. Accordingly, you should consult your tax adviser regarding all aspects of the U.S. federal tax consequences of an investment in the Securities (including possible alternative treatments of the Securities). Unless otherwise stated, the following discussion is based on the treatment of the Securities as described in the previous paragraph.

Tax Consequences to U.S. Holders

This section applies to you only if you are a U.S. Holder. As used herein, the term “U.S. Holder” means a beneficial owner of a Security that is, for U.S. federal income tax purposes:

t	a citizen or individual resident of the United States;

t	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

t	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Tax Treatment of the Securities

Assuming the treatment of the Securities as set forth above is respected, the following U.S. federal income tax consequences should result.

Tax Treatment Prior to Settlement. A U.S. Holder should not be required to recognize taxable income over the term of the Securities prior to settlement, other than pursuant to a sale or exchange as described below.

Tax Basis. A U.S. Holder’s tax basis in the Securities should equal the amount paid by the U.S. Holder to acquire the Securities.

Sale, Exchange or Settlement of the Securities. Upon a sale, exchange or settlement of the Securities, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized on the sale, exchange or settlement and the U.S. Holder’s tax basis in the Securities sold, exchanged or settled. Any gain or loss recognized upon the sale, exchange or settlement of the Securities should be long-term capital gain or loss if the U.S. Holder has held the Securities for more than one year at such time, and short-term capital gain or loss otherwise.

Possible Alternative Tax Treatments of an Investment in the Securities

Due to the absence of authorities that directly address the proper tax treatment of the Securities, no assurance can be given that the IRS will accept, or that a court will uphold, the treatment described above. In particular, the IRS could seek to analyze the U.S. federal income tax consequences of owning the Securities under Treasury regulations governing contingent payment debt instruments (the “Contingent Debt Regulations”). If the IRS were successful in asserting that the Contingent Debt Regulations applied to the Securities, the timing and character of income thereon would be significantly affected. Among other things, a U.S. Holder would be required to accrue into income original issue discount on the Securities every year at a “comparable yield” determined at the time of their issuance, adjusted upward or downward to reflect the difference, if any, between the actual and the projected amount of the contingent payment on the Securities. Furthermore, any gain realized by a U.S. Holder at maturity or upon a sale, exchange or other disposition of the Securities would generally be treated as ordinary income, and any loss realized would be treated as ordinary loss to the extent of the U.S. Holder’s prior accruals of original issue discount and as capital loss thereafter. The risk that financial instruments providing for buffers, triggers or similar downside protection features, such as the Securities, would be recharacterized as debt is greater than the risk of recharacterization for comparable financial instruments that do not have such features.

Other alternative federal income tax treatments of the Securities are also possible, which, if applied, could significantly affect the timing and character of the income or loss with respect to the Securities. In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect. U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities, including possible alternative treatments and the issues presented by this notice.

Backup Withholding and Information Reporting

Backup withholding may apply in respect of the payment on the Securities at maturity and the payment of proceeds from a sale, exchange or other disposition of the Securities, unless a U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number and otherwise complies with applicable requirements of the backup withholding rules. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS. In addition, information returns may be filed with the IRS in connection with the payment on the Securities and the payment of proceeds from a sale, exchange or other disposition of the Securities, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

Tax Consequences to Non-U.S. Holders

This section applies to you only if you are a Non-U.S. Holder. As used herein, the term “Non-U.S. Holder” means a beneficial owner of a Security that is, for U.S. federal income tax purposes:

t	an individual who is classified as a nonresident alien;

t	a foreign corporation; or

t	a foreign estate or trust.

The term “Non-U.S. Holder” does not include any of the following holders:

t	a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes;

t	certain former citizens or residents of the United States; or

t	a holder for whom income or gain in respect of the Securities is effectively connected with the conduct of a trade or business in the United States.

Such holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities.

Tax Treatment upon Sale, Exchange or Settlement of the Securities

In general. Assuming the treatment of the Securities as set forth above is respected, and subject to the discussions below concerning backup withholding and the possible application of Section 871(m) of the Code, a Non-U.S. Holder of the Securities generally will not be subject to U.S. federal income or withholding tax in respect of amounts paid to the Non-U.S. Holder.

Subject to the discussions regarding the possible application of Section 871(m) and FATCA, if all or any portion of a Security were recharacterized as a debt instrument, any payment made to a Non-U.S. Holder with respect to the Securities would not be subject to U.S. federal withholding tax, provided that:

t	the Non-U.S. Holder does not own, directly or by attribution, ten percent or more of the total combined voting power of all classes of Morgan Stanley stock entitled to vote;

t	the Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to Morgan Stanley through stock ownership;

t	the Non-U.S. Holder is not a bank receiving interest under Section 881(c)(3)(A) of the Code, and

t	the certification requirement described below has been fulfilled with respect to the beneficial owner.

Certification Requirement. The certification requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of a Security (or a financial institution holding a Security on behalf of the beneficial owner) furnishes to the applicable withholding agent an IRS Form W-8BEN (or other appropriate form) on which the beneficial owner certifies under penalties of perjury that it is not a U.S. person.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Among the issues addressed in the notice is the degree, if any, to which any income with respect to instruments such as the Securities should be subject to U.S. withholding tax. It is possible that any Treasury regulations or other guidance promulgated after consideration of this issue could materially and adversely affect the withholding tax consequences of ownership and disposition of the Securities, possibly on a retroactive basis. Non-U.S. Holders should note that we currently do not intend to withhold on any payment made with respect to the Securities to Non-U.S. Holders (subject to compliance by such holders with the certification requirement described above and to the discussions below regarding Section 871(m) and FATCA). However, in the event of a change of law or any formal or informal guidance by the IRS, the U.S. Treasury Department or Congress, we may decide to withhold on payments made with respect to the Securities to Non-U.S. Holders, and we will not be required to pay any additional amounts with respect to amounts withheld. Accordingly, Non-U.S. Holders should consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Securities, including the possible implications of the notice referred to above.

Section 871(m) Withholding Tax on Dividend Equivalents

Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% (or a lower applicable treaty rate) withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities (each, an “Underlying Security”). Subject to certain exceptions, Section 871(m) generally applies to securities that substantially replicate the economic performance of one or more Underlying Securities, as determined based on tests set forth in the applicable Treasury regulations (a “Specified Security”). However, pursuant to an IRS notice, Section 871(m) will not apply to securities issued before January 1, 2023 that do not have a delta of one with respect to any Underlying Security. Based on our determination that the Securities do not have a delta of one with respect to any Underlying Security, our counsel is of the opinion that the Securities should not be Specified Securities and, therefore, should not be subject to Section 871(m).

Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If withholding is required, we will not be required to pay any additional amounts with respect to the amounts so withheld. You should consult your tax adviser regarding the potential application of Section 871(m) to the Securities.

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty exemption, the Securities may be treated as U.S. situs property subject to U.S. federal estate tax. Prospective investors that are non-U.S. individuals, or are entities of the type described above, should consult their tax advisers regarding the U.S. federal estate tax consequences of an investment in the Securities.

Backup Withholding and Information Reporting

Information returns may be filed with the IRS in connection with the payment on the Securities at maturity as well as in connection with the payment of proceeds from a sale, exchange or other disposition of the Securities. A Non-U.S. Holder may be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establishes an exemption. Compliance with the certification procedures described above under “―Tax Treatment upon Sale, Exchange or Settlement of the Securities – Certification Requirement” will satisfy the certification requirements necessary to avoid backup withholding as well. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

FATCA

Legislation commonly referred to as “FATCA” generally imposes a withholding tax of 30% on payments to certain non-U.S. entities (including financial intermediaries) with respect to certain financial instruments, unless various U.S. information reporting and due diligence requirements have been satisfied. An intergovernmental agreement between the United States and the non-U.S. entity’s jurisdiction may modify these requirements. FATCA generally applies to certain financial instruments that are treated as paying U.S.-source interest or other U.S.-source “fixed or determinable annual or periodical” income (“FDAP income”). If the Securities were recharacterized as debt instruments, FATCA would apply to any payment of amounts treated as interest and to payments of gross proceeds of the disposition (including upon retirement) of the Securities. However, under recently proposed regulations (the preamble to which specifies that taxpayers are permitted to rely on them pending finalization), no withholding will apply on payments of gross proceeds (other than amounts treated as FDAP income). If withholding were to apply to the Securities, we would not be required to pay any additional amounts with respect to amounts withheld. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the potential application of FATCA to the Securities.

The discussion in the preceding paragraphs under “What Are the Tax Consequences of the Securities,” insofar as it purports to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal income tax consequences of an investment in the Securities.

The S&P 500® Index

The S&P 500® Index, which is calculated, maintained and published by S&P Dow Jones Indices LLC (“S&P”), consists of stocks of 500 component companies selected to provide a performance benchmark for the U.S. equity markets. The calculation of the S&P 500® Index is based on the relative value of the float adjusted aggregate market capitalization of the 500 component companies as of a particular time as compared to the aggregate average market capitalization of 500 similar companies during the base period of the years 1941 through 1943. For additional information about the S&P 500® Index, see the information set forth under “S&P 500® Index” in the accompanying index supplement.

“Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of Standard and Poor’s Financial Services LLC. For more information, see “S&P 500® Index” in the accompanying index supplement.

The following table sets forth the published high and low closing values, as well as the end-of-quarter closing values, of the S&P 500® Index for each quarter in the period from January 1, 2016 through June 18, 2021. The closing value of the S&P 500® Index on June 18, 2021 was 4,166.45. We obtained the information in the table below from Bloomberg Financial Markets, without independent verification. The historical closing values of the S&P 500® Index should not be taken as an indication of future performance, and no assurance can be given as to the level of the S&P 500® Index on any Observation Date, including the Final Observation Date.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/1/2016	3/31/2016	2,063.95	1,829.08	2,059.74
4/1/2016	6/30/2016	2,119.12	2,000.54	2,098.86
7/1/2016	9/30/2016	2,190.15	2,088.55	2,168.27
10/1/2016	12/31/2016	2,271.72	2,085.18	2,238.83
1/1/2017	3/31/2017	2,395.96	2,257.83	2,362.72
4/1/2017	6/30/2017	2,453.46	2,328.95	2,423.41
7/1/2017	9/30/2017	2,519.36	2,409.75	2,519.36
10/1/2017	12/31/2017	2,690.16	2,529.12	2,673.61
1/1/2018	3/31/2018	2,872.87	2,581.00	2,640.87
4/1/2018	6/30/2018	2,786.85	2,581.88	2,718.37
7/1/2018	9/30/2018	2,930.75	2,713.22	2,913.98
10/1/2018	12/31/2018	2,925.51	2,351.10	2,506.85
1/1/2019	3/31/2019	2,854.88	2,447.89	2,834.40
4/1/2019	6/30/2019	2,954.18	2,744.45	2,941.76
7/1/2019	9/30/2019	3,025.86	2,840.60	2,976.74
10/1/2019	12/31/2019	3,240.02	2,887.61	3,230.78
1/1/2020	3/31/2020	3,386.15	2,237.40	2,584.59
4/1/2020	6/30/2020	3,232.39	2,470.50	3,100.29
7/1/2020	9/30/2020	3,580.84	3,115.86	3,363.00
10/1/2020	12/31/2020	3,756.07	3,269.96	3,756.07
1/1/2021	3/31/2021	3,974.54	3,700.65	3,972.89
4/1/2021	6/18/2021*	4,255.15	4,019.87	4,166.45

* Available information for the indicated period includes data for less than the entire calendar quarter and accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only.

The graph below illustrates the performance of the S&P 500® Index from January 1, 2008 through June 18, 2021, based on information from Bloomberg.

* The dotted line indicates the Downside Threshold of 3,124.84, which is approximately 75% of the Initial Underlying Value.

Past performance is not indicative of future results.

The NASDAQ-100 Index®

The NASDAQ-100 Index®, which is calculated, maintained and published by Nasdaq, Inc., is a modified capitalization-weighted index of 100 of the largest and most actively traded equity securities of non-financial companies listed on The NASDAQ Stock Market LLC. The NASDAQ-100 Index includes companies across a variety of major industry groups. At any moment in time, the value of the NASDAQ-100 Index equals the aggregate value of the then-current NASDAQ-100 Index share weights of each of the NASDAQ-100 Index component securities, which are based on the total shares outstanding of each such NASDAQ-100 Index component security, multiplied by each such security’s respective last sale price on NASDAQ (which may be the official closing price published by NASDAQ), and divided by a scaling factor, which becomes the basis for the reported NASDAQ-100 Index value. For additional information about the NASDAQ-100 Index®, see the information set forth under “NASDAQ-100 Index®” in the accompanying index supplement.

“Nasdaq®,” “NASDAQ-100®” and “NASDAQ-100 Index®” are trademarks of Nasdaq, Inc. For more information, see “NASDAQ-100 Index®” in the accompanying index supplement.

The following table sets forth the published high and low closing values, as well as the end-of-quarter closing values, of the NASDAQ-100 Index® for each quarter in the period from January 1, 2016 through June 18, 2021. The closing value of the NASDAQ-100 Index® on June 18, 2021 was 14,049.58. We obtained the information in the table below from Bloomberg Financial Markets, without independent verification. The historical closing values of the NASDAQ-100 Index® should not be taken as an indication of future performance, and no assurance can be given as to the level of the NASDAQ-100 Index® on any Observation Date, including the Final Observation Date.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/1/2016	3/31/2016	4,497.86	3,947.80	4,483.66
4/1/2016	6/30/2016	4,565.42	4,201.06	4,417.70
7/1/2016	9/30/2016	4,891.36	4,410.75	4,875.70
10/1/2016	12/31/2016	4,965.81	4,660.46	4,863.62
1/1/2017	3/31/2017	5,439.74	4,911.33	5,436.23
4/1/2017	6/30/2017	5,885.30	5,353.59	5,646.92
7/1/2017	9/30/2017	6,004.38	5,596.96	5,979.30
10/1/2017	12/31/2017	6,513.27	5,981.92	6,396.42
1/1/2018	3/31/2018	7,131.12	6,306.10	6,581.13
4/1/2018	6/30/2018	7,280.71	6,390.84	7,040.80
7/1/2018	9/30/2018	7,660.18	7,014.55	7,627.65
10/1/2018	12/31/2018	7,645.45	5,899.35	6,329.96
1/1/2019	3/31/2019	7,493.27	6,147.13	7,378.77
4/1/2019	6/30/2019	7,845.73	6,978.02	7,671.08
7/1/2019	9/30/2019	8,016.95	7,415.69	7,749.45
10/1/2019	12/31/2019	8,778.31	7,550.79	8,733.07
1/1/2020	3/31/2020	9,718.73	6,994.29	7,813.50
4/1/2020	6/30/2020	10,209.82	7,486.29	10,156.85
7/1/2020	9/30/2020	12,420.54	10,279.25	11,418.06
10/1/2020	12/31/2020	12,888.28	11,052.95	12,888.28
1/1/2021	3/31/2021	13,807.70	12,299.08	13,091.44
4/1/2021	6/18/2021*	14,163.81	13,001.63	14,049.58

*Available information for the indicated period includes data for less than the entire calendar quarter and accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only.

The graph below illustrates the performance of the NASDAQ-100 Index® from January 1, 2008 through June 18, 2021, based on information from Bloomberg.

* The dotted line indicates the Downside Threshold of 10,537.19, which is approximately 75% of the Initial Underlying Value.

Past performance is not indicative of future results.

The Russell 2000® Index

The Russell 2000® Index is an index calculated, published and disseminated by FTSE Russell, and measures the composite price performance of stocks of 2,000 companies incorporated in the U.S. and its territories. All 2,000 stocks are traded on a major U.S. exchange and are the 2,000 smallest securities that form the Russell 3000® Index. The Russell 3000® Index is composed of the 3,000 largest U.S. companies as determined by market capitalization and represents approximately 98% of the U.S. equity market. The Russell 2000® Index consists of the smallest 2,000 companies included in the Russell 3000® Index and represents a small portion of the total market capitalization of the Russell 3000® Index. The Russell 2000® Index is designed to track the performance of the small-capitalization segment of the U.S. equity market. For additional information about the Russell 2000® Index, see the information set forth under “Russell 2000® Index” in the accompanying index supplement.

The “Russell 2000® Index” is a trademark of FTSE Russell. For more information, see “Russell 2000® Index” in the accompanying index supplement.

The following table sets forth the published high and low closing values, as well as the end-of-quarter closing values, of the Russell 2000® Index for each quarter in the period from January 1, 2016 through June 18, 2021. The closing value of the Russell 2000® Index on June 18, 2021 was 2,237.745. We obtained the information in the table below from Bloomberg Financial Markets, without independent verification. The historical closing values of the Russell 2000® Index should not be taken as an indication of future performance, and no assurance can be given as to the level of the Russell 2000® Index on any Observation Date, including the Final Observation Date.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/1/2016	3/31/2016	1,114.028	953.715	1,114.028
4/1/2016	6/30/2016	1,188.954	1,089.646	1,151.923
7/1/2016	9/30/2016	1,263.438	1,139.453	1,251.646
10/1/2016	12/31/2016	1,388.073	1,156.885	1,357.130
1/1/2017	3/31/2017	1,413.635	1,345.598	1,385.920
4/1/2017	6/30/2017	1,425.985	1,345.244	1,415.359
7/1/2017	9/30/2017	1,490.861	1,356.905	1,490.861
10/1/2017	12/31/2017	1,548.926	1,464.095	1,535.511
1/1/2018	3/31/2018	1,610.706	1,463.793	1,529.427
4/1/2018	6/30/2018	1,706.985	1,492.531	1,643.069
7/1/2018	9/30/2018	1,740.753	1,653.132	1,696.571
10/1/2018	12/31/2018	1,672.992	1,266.925	1,348.559
1/1/2019	3/31/2019	1,590.062	1,330.831	1,539.739
4/1/2019	6/30/2019	1,614.976	1,465.487	1,566.572
7/1/2019	9/30/2019	1,585.599	1,456.039	1,523.373
10/1/2019	12/31/2019	1,678.010	1,472.598	1,668.469
1/1/2020	3/31/2020	1,705.215	991.160	1,153.103
4/1/2020	6/30/2020	1,536.895	1,052.053	1,441.365
7/1/2020	9/30/2020	1,592.287	1,398.920	1,507.692
10/1/2020	12/31/2020	2,007.104	1,531.202	1,974.855
1/1/2021	3/31/2021	2,360.168	1,945.914	2,220.519
4/1/2021	6/18/2021*	2,343.758	2,135.139	2,237.745

*Available information for the indicated period includes data for less than the entire calendar quarter and accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only.

The graph below illustrates the performance of the Russell 2000® Index from January 1, 2008 through June 18, 2021, based on information from Bloomberg.

* The dotted line indicates the Downside Threshold of 1,678.309, which is approximately 75% of the Initial Underlying Value.

Past performance is not indicative of future results.

Correlation of the Underlyings

The graph below illustrates the daily performance of the S&P 500® Index, the NASDAQ-100 Index® and the Russell 2000® Index from January 1, 2008 through June 16, 2021. For comparison purposes, each Underlying has been “normalized” to have a closing value of 100 on January 1, 2008 by dividing the closing value of that Underlying on each Index Business Day by the closing value of that Underlying on January 1, 2008 and multiplying by 100. We obtained the closing values used to determine the normalized closing values set forth below from Bloomberg, without independent verification.

A closer relationship between the daily returns of two or more underlying assets over a given period indicates that such underlying assets have been more positively correlated. Lower (or more-negative) correlation among two or more underlying assets over a given period may indicate that it is less likely that those underlying assets will subsequently move in the same direction.  Therefore, lower correlation among the Underlyings may indicate a greater potential for one of the Underlyings to close below its respective Initial Underlying Value on an Observation Date or below its respective Downside Threshold on the Final Observation Date, as applicable, because there may be a greater likelihood that at least one of the Underlyings will decrease in value significantly. However, even if the Underlyings have a higher positive correlation, one or more of the Underlyings may close below the respective Initial Underlying Value(s) or Downside Threshold(s) on an Observation Date or the Final Observation Date, as applicable, as the Underlyings may all decrease in value.  Moreover, the actual correlation among the Underlyings may differ, perhaps significantly, from their historical correlation.  A higher Call Return Rate is generally associated with lower correlation among the Underlyings, which may indicate a greater potential for a significant loss on your investment at maturity. See “Key Risks — You are exposed to the market risk of all three Underlyings,” “—Because the Securities are linked to the performance of the least performing among the SPX Index, the NDX Index and the RTY Index, you are exposed to greater risk of sustaining a significant loss on your investment than if the Securities were linked to just the SPX Index, just the NDX Index or just the RTY Index” and “—A higher Call Return Rate and/or lower and Downside Thresholds may reflect greater expected volatility of the Underlyings, and greater expected volatility generally indicates an increased risk of declines in the levels of the Underlyings and, potentially, a significant loss at maturity” herein.

Past performance and correlation of the Underlyings are not indicative of the future performance or correlation of the Underlyings.

Additional Terms of the Securities

If the terms contained in this pricing supplement differ from those discussed in the product supplement, index supplement or prospectus, the terms contained in this pricing supplement will control.

The accompanying product supplement refers to the Principal Amount as the “Stated Principal Amount,” the Initial Level as the “Initial Index Value,” the Trade Date as the “Pricing Date,” the Observation Dates as the “Determination Dates,” the Final Observation Date as the “Final Determination Date,” the Downside Threshold as the “Downside Threshold Level” and the day on which any automatic call occurs as the “Early Redemption Date.”

Underlying Publishers

With respect to the SPX Index, S&P Dow Jones Indices LLC, or any successor thereto.

With respect to the NDX Index, Nasdaq, Inc., or any successor thereto.

With respect to the RTY Index, FTSE Russell, or any successor thereto.

Closing Value

“Closing Value” on any Index Business Day means, (i) with respect to each of the SPX Index and the NDX Index, the closing value of such Underlying, or any relevant Successor Index (as defined under “—Discontinuance of Any Underlying Index; Alteration of Method of Calculation” in the accompanying product supplement) published at the regular weekday close of trading on that Index Business Day by the relevant Underlying Publisher, and (ii) with respect to the RTY Index, the closing value of such Underlying or any Successor Index reported by Bloomberg Financial Services, or any successor reporting service the Calculation Agent may select, on that Index Business Day. In certain circumstances, the Index Closing Value for an Underlying will be based on the alternate calculation of such Underlying as described under “—Discontinuance of Any Underlying Index; Alteration of Method of Calculation” in the accompanying product supplement.

The closing value of the RTY Index reported by Bloomberg Financial Services may be lower or higher than the official closing value of such Underlying published by the Underlying Publisher for such Underlying.

Issuer Notice to Registered Security Holders, the Trustee and the Depositary

In the event that the Maturity Date of the Securities is postponed due to a postponement of the Final Observation Date, the Issuer shall give notice of such postponement and, once it has been determined, of the date to which the Maturity Date has been rescheduled (i) to each registered holder of the Securities by mailing notice of such postponement by first class mail, postage prepaid, to such registered holder’s last address as it shall appear upon the registry books, (ii) to the Trustee by facsimile confirmed by mailing such notice to the Trustee by first class mail, postage prepaid, at its New York office and (iii) to The Depository Trust Company (the “Depositary”) by telephone or facsimile confirmed by mailing such notice to the Depositary by first class mail, postage prepaid.  Any notice that is mailed to a registered holder of the Securities in the manner herein provided shall be conclusively presumed to have been duly given to such registered holder, whether or not such registered holder receives the notice.  The Issuer shall give such notice as promptly as possible, and in no case later than (i) with respect to notice of postponement of the Maturity Date, the Business Day immediately preceding the scheduled Maturity Date and (ii) with respect to notice of the date to which the Maturity Date has been rescheduled, the Business Day immediately following the Final Observation Date as postponed.

In the event that the Securities are subject to Automatic Call, the Issuer shall, (i) on the Business Day following the applicable Observation Date, give notice of the Automatic Call and the applicable automatic call payment, including specifying the payment date of the applicable amount due upon the Automatic Call, (x) to each registered holder of the Securities by mailing notice of such Automatic Call by first class mail, postage prepaid, to such registered holder’s last address as it shall appear upon the registry books, (y) to the Trustee by facsimile confirmed by mailing such notice to the Trustee by first class mail, postage prepaid, at its New York office and (z) to the Depositary by telephone or facsimile confirmed by mailing such notice to the Depositary by first class mail, postage prepaid and (ii) on or prior to the Automatic Call Date, deliver the aggregate cash amount due with respect to the Securities to the Trustee for delivery to the Depositary, as holder of the securities.  Any notice that is mailed to a registered holder of the Securities in the manner herein provided shall be conclusively presumed to have been duly given to such registered holder, whether or not such registered holder receives the notice. This notice shall be given by the Issuer or, at the Issuer’s request, by the Trustee in the name and at the expense of the Issuer, with any such request to be accompanied by a copy of the notice to be given.

The Issuer shall, or shall cause the Calculation Agent to, (i) provide written notice to the Trustee and to the Depositary of the amount of cash, if any, to be delivered with respect to the Securities, on or prior to 10:30 a.m. (New York City time) on the Business Day preceding the Maturity Date, and (ii) deliver the aggregate cash amount due with respect to the Securities, if any, to the Trustee for delivery to the Depositary, as holder of the Securities, on or prior to the Maturity Date.

Additional Information About the Securities

Use of Proceeds and Hedging

The proceeds from the sale of the Securities will be used by us for general corporate purposes. We will receive, in aggregate, $10 per Security issued, because, when we enter into hedging transactions in order to meet our obligations under the Securities, our hedging counterparty will reimburse the cost of the Agent’s commissions. The costs of the Securities borne by you and described on page 2 above comprise the Agent’s commissions and the cost of issuing, structuring and hedging the Securities. See also “Use of Proceeds” in the accompanying prospectus.

On or prior to the Trade Date, we will hedge our anticipated exposure in connection with the Securities, by entering into hedging transactions with our affiliates and/or third-party dealers. We expect our hedging counterparties to take positions in the constituent stocks of the Underlyings and in futures or options contracts on the Underlyings or the constituent stocks of the Underlyings. Any of these hedging or trading activities on or prior to the Trade Date could increase the Initial Underlying Value of an Underlying, and, as a result, could increase the level at or above which such Underlyings must close on any of the first eight Observation Dates (beginning after one year) for the Securities to be called, or the Downside Threshold of any of the Underlyings, which if the Securities are not called prior to maturity, is the level at or above which such Underlying must close on the Final Observation Date in order for you to avoid being exposed to the negative performance of the Least Performing Underlying at maturity (in each case, depending also on the performance of the other Underlyings). In addition, through our affiliates, we are likely to modify our hedge position throughout the term of the Securities, including on the Final Observation Date, by purchasing and selling the stocks constituting the Underlyings, futures or options contracts on the Underlyings or their component stocks listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities, including by purchasing or selling any such securities or instruments on the Final Observation Date. As a result, these entities may be unwinding or adjusting hedge positions during the term of the Securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the Final Observation Date approaches. We cannot give any assurance that our hedging activities will not affect the values of the Underlyings and, therefore, adversely affect the value of the Securities or the payment you will receive at maturity, if any, if not previously called.

Supplemental Plan of Distribution; Conflicts of Interest

MS & Co. is the agent for this offering. We have agreed to sell to MS & Co., and MS & Co. has agreed to purchase, all of the Securities at the issue price less the underwriting discount indicated on the cover of this document. UBS Financial Services Inc., acting as dealer, will receive from MS & Co. a fixed sales commission of $0.15 for each Security it sells.

MS & Co. is our affiliate and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the Securities.

MS & Co. will conduct this offering in compliance with the requirements of Rule 5121 of the Financial Industry Regulatory Authority, Inc. (“FINRA”), regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.

In order to facilitate the offering of the Securities, the agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Securities. Specifically, the agent may sell more Securities than it is obligated to purchase in connection with the offering, creating a naked short position in the Securities, for its own account. The agent must close out any naked short position by purchasing the Securities in the open market. A naked short position is more likely to be created if the agent is concerned that there may be downward pressure on the price of the Securities in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the agent may bid for, and purchase, the Securities or the stocks constituting the Underlyings in the open market to stabilize the price of the Securities. Any of these activities may raise or maintain the market price of the Securities above independent market levels or prevent or retard a decline in the market price of the Securities. The agent is not required to engage in these activities, and may end any of these activities at any time. An affiliate of the agent has entered into a hedging transaction with us in connection with this offering of Securities. See “—Use of Proceeds and Hedging” above.

Validity of the Securities

In the opinion of Davis Polk & Wardwell LLP, as special counsel to MSFL and Morgan Stanley, when the Securities offered by this pricing supplement have been executed and issued by MSFL, authenticated by the trustee pursuant to the MSFL Senior Debt Indenture (as defined in the accompanying prospectus) and delivered against payment as contemplated herein, such Securities will be valid and binding obligations of MSFL and the related guarantee will be a valid and binding obligation of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (ii) any provision of the MSFL Senior Debt Indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of Morgan Stanley’s obligation under the related guarantee. This opinion is given as of the date hereof and is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the MSFL Senior Debt Indenture and its authentication of the Securities and the validity, binding nature and enforceability of the MSFL Senior Debt Indenture with respect to the trustee, all as stated in the letter of such counsel dated November 16, 2020, which is Exhibit 5-a to the Registration Statement on Form S-3 filed by Morgan Stanley on November 16, 2020.